Allegion plc
Incentive Stock Plan of 2013
Global Stock Option Award Agreement
Dated as of [Grant Date] (“Grant Date”)
Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a non-qualified stock option (the “Option”) to purchase [insert number of shares subject to Option] ordinary shares of the Company (the “Shares”) at an exercise price of US$[insert option price] per Share, pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to the terms and conditions set forth in this Global Stock Option Award Agreement, including any appendix attached hereto (the "Appendix”) (the Global Stock Option Award Agreement and the Appendix are referred to, collectively, as the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting.
Participant’s right to purchase Shares subject to the Option shall vest in accordance with the table below (each date being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on each Vesting Date unless otherwise specified in Section 3.
[Vesting Table: quantity, Month DD, YYYY]
2.Term of Option.
The term of the Option shall be 10 years from the Grant Date, subject to the provisions of Section 3 below.
3.Termination of Employment.
Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)General
If Participant’s employment terminates due to any reason or in any circumstances not specified in Sections 3(b) through (g) below, Participant’s right to exercise vested Options will expire 90 days following termination of active employment and all unvested Options shall be cancelled as of the date of termination of active employment.
(b)Group Termination
If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), any unvested Options that would have vested within 12 months following such termination of active employment shall become fully vested, all other unvested Options shall be cancelled as of the date of termination of active employment and all vested Options shall remain exercisable for 3 years following termination of active employment.
(c)Job Elimination / Change / Relocation
If Participant’s employment terminates involuntarily by reason of job elimination, substantial change in the nature of Participant’s position or job relocation, Participant shall have 1 year from the date of termination of active employment to exercise vested Options and all unvested Options will be cancelled as of the date of termination of active employment.

(d)Termination Due to Disability
If Participant’s employment terminates due to Disability, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment. For purposes of this Section 3(d), “Disability” shall mean a disability determined under the long-term disability plan maintained by the Company under which Participant is covered, or, in the event no such plan exists or Participant is not covered under any such plan, a total and permanent disability pursuant to the Employer’s human resources determination.
(e)Termination Due to Retirement
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
(f)Termination Due to Death
Notwithstanding the provisions of Section 3(e) above, if Participant’s employment terminates due to death, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment.
(g)Termination for Cause
In the event Participant’s employment is terminated for Cause, all Options, whether vested or unvested, shall be cancelled immediately upon termination of active employment.
(h)Expiration of Options
Notwithstanding the provisions of Sections 3(a) through (g) above, in no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.
4.Change in Control.
In the event of a Change in Control, the treatment of the Options will be governed by the terms of the Plan.
5.Responsibility for Taxes.
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with to any relevant taxable or tax withholding event, as applicable, Participant will make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations (if any) with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from Participant’s wages or other cash compensation payable to Participant by the Company and/or the Employer or any Affiliate;
(b)withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(c)requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items;
(d)withholding in Shares to be issued upon exercise of the Option; and/or
(e)any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or the Plan, approved by the Committee;
provided, however, that if Participant is a Section 16 officer of the Company under the Act, then the Committee (as constituted to satisfy Rule 16b-3 of the Act) will determine the method of withholding from alternatives (a) – (e) above and, if the Committee does not exercise its discretion prior to the applicable withholding event, then Participant will be entitled to elect the method of withholding from alternatives (a) – (e) above.
The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum withholding rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to honor the exercise of the Option or refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
6.Nature of Grant.
By accepting the Option, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;
(h)the grant of the Option and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; if the Shares subject to the Option do not increase in value, the Option will have no value; if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the exercise price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the Option or recoupment of any financial gain resulting from exercise of the Option as described in Section 14 below;
(k)for purposes of the Option, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of a Group Termination Event, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); furthermore, in the event of termination of Participant’s employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right to exercise the Option after termination of employment, if any, will be measured with reference to such date and will not be extended by any notice period; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence);
(l)unless otherwise provided in the Plan or by the Company, in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
7.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

8.Data Privacy.
(a)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its registered address at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, acts as the data controller in respect of such Data.
For Participants in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”), the legal basis for the processing of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside the EEA+, the legal basis for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to UBS, Broadridge Output Solutions, Inc., Cognizant Worldwide Limited, DG3, HCL Technologies Limited, Iron Mountain, and Solium Capital, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. Participant may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service providers, with such agreement (where applicable) being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States.
For Participants in the EEA+, the legal basis for the transfer of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside the EEA+, the legal basis for the transfer of Data is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This may extend beyond Participant’s period of employment with the Company or the Employer.
(e)Data Subject Rights. Participant may have a number of rights under the data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Dataprivacy@Allegion.com.
(f)Declaration of Consent (for Participants outside the EEA+ Only). By accepting this Option and indicating consent via the Company’s online acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.

Participation in the Plan is voluntary and Participant is providing the consents described herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Options under the Plan to Participant or administer or maintain Participant’s participation in the Plan.
9.Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
10.Insider Trading/Market Abuse Laws.
Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., the Option) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.
11.Foreign Asset/Account Reporting; Exchange Controls.
Participant may be subject to foreign asset and/or account reporting requirements and/or exchange controls as a result of the exercise of the Option, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. For example, Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received pursuant to the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for ensuring compliance with any applicable requirements and should speak to Participant’s personal legal advisor regarding these requirements.
12.Country-Specific Terms and Conditions.
Notwithstanding any provisions in this Award Agreement, the Option and any Shares subject to the Option shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
13.Imposition of Other Requirements.
This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.Recoupment Provision.

In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the Option and (ii) recover all or a portion of the financial gain realized by Participant through exercise of the Option. Further, Participant agrees that the Option and any financial gain realized by Participant through exercise of the Option shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any applicable laws or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
15.Choice of Law and Venue.
The Option grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.
16.Severability.
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Language.
Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Participant to understand the terms of this Award Agreement and any other documents related to the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.Waiver.
Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
19.Acknowledgement of Availability of Plan Prospectus.
Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:
[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]
Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.
20.Acknowledgement & Acceptance within 120 Days.
This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the Option within 120 days of the Grant Date may result in cancellation of the Option.

Signed for and on behalf of the Company:
__________________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933.
Allegion plc
Incentive Stock Plan of 2013

Global Stock Option Award Agreement
Country-Specific Terms and Conditions

This Appendix includes special terms and conditions applicable to Participant if Participant is in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Global Stock Option Award Agreement. If Participant is a citizen or resident of a country other than the one in which he or she is currently working, or if Participant transfers employment or residency to another country after the Option is granted, the Company, in its discretion, will determine the extent to which the terms and conditions set forth in this Appendix will apply to Participant.
This Appendix also includes information relating to exchange control, foreign asset / account reporting requirements and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 20xx. Such laws are often complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or the Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, or if Participant transfers employment or residency to another country after the Option is granted, the information contained herein may not be applicable to Participant.

Australia
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
Securities Law Information. If Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
Belgium
Termination Due to Retirement. This provision replaces Section 3(e) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Acknowledgement and Acceptance within 120 Days. This provision supplements Section 20 of the Award Agreement:
In addition to accepting the Option electronically through the website of UBS, the Company’s stock plan administrator, Participant must sign and return the following form regarding the acceptance of the Option.
Foreign Asset/Account Reporting Information. Participant is required to report any securities and bank or brokerage accounts held outside of Belgium on Participant’s annual tax return. In a separate report, Belgian residents are required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

(FYI only: translation of official Dutch version)

20xx Stock Option Award

Offer Date:             The date this Award Agreement is delivered to you
Acceptance Date:             The sixtieth (60th) day after the Offer Date
Cancellation Date: One-hundred and twenty-one (121) days after Grant Date
1st Exercise Date: Three (3) full calendar years after the Offer Date
(E.g., if Offer Date is in 2022, 1st Exercise Date is 1 January 2026)

Please tick ONE option
1.    ACCEPTANCE OF STOCK OPTIONS WITHIN 60 DAYS
☐ I accept the award of Stock Options offered to me on the Offer Date.
I understand and accept that - as a result of signing this letter within 60 days of the Offer Date, i.e., on or before the Acceptance Date, and returning it to EMEIA HR Representative - I will be subject to Belgian income tax(*)at the time of the Acceptance Date on 23% of the value of the Shares underlying my award at the time of the Offer Date.
OR
2.    ACCEPTANCE OF STOCK OPTIONS WITHIN 60 DAYS WITH UNDERTAKING
☐ I accept the award of Stock Options offered to me on the Offer Date.
I understand and accept that - as a result of signing this letter within 60 days of the Offer Date, i.e., on or before the Acceptance Date, and returning it to EMEIA HR Representative - I will be subject to Belgian income tax(*) with respect to the Stock Options at the time of the Acceptance Date.
I hereby confirm that I shall not exercise the Stock Options before the 1st Exercise Date nor transfer the Stock Options. This undertaking is made pursuant to article 43 of the Law of March 26, 1999, with a view to obtaining the reduced lump sum valuation percentage of 11.5% of the value of the Shares underlying my award at the time of the Offer Date.
OR
3.    ACCEPTANCE OF STOCK OPTIONS BETWEEN ACCEPTANCE DATE AND CANCELLATION DATE
☐ I confirm I have received an award of Stock Options offered to me on the Offer Date.
I have been informed that my signature of acceptance on or before the Acceptance Date causes the award to be taxed at the time of the Acceptance Date, based on the 23% or 11.5% valuation depending on whether or not I agree that I will not exercise the Stock Options before the 1st Exercise Date and whether or not I agree that I will not transfer the Stock Options. I understand that even if I do not agree that I will not transfer the Stock Options pursuant to this document, the Stock Options are subject to any other restriction on transfer set forth in the Allegion plc Incentive Stock Plan of 2013.
I understand and accept that as a result of signing this letter and returning it to EMEIA HR Representative after the Acceptance Date, my award will not be taxed at the time of the Acceptance Date. In this case, the current practice of the Belgian tax authorities is to tax the Stock Options at exercise.(*) The taxable amount will be based on the difference between the fair market value of the Shares at the time of exercise and the exercise price.
I understand and accept that if I do not sign and return this letter to EMEIA HR Representative prior to the Cancellation Date, the award of Stock Options may be cancelled.

Name:

PLEASE SIGN THE DUTCH VERSION
English translation FYI only

(*) In all three cases, the taxable benefit will be taxed at your marginal rate of income tax. This benefit may also be subject to Belgian social security contributions depending on the facts and circumstances.
The Company does not provide tax advice. You are responsible to seek your own tax advice as appropriate.

20xx Stock Option Toekenning

Datum van Aanbod:            De datum dat de toekenningsovereenkomst aan u wordt bezorgd
Aanvaardingsdatum:        De zestigste (60ste) dag volgend op de Datum van Aanbod
Annuleringsdatum:            Honderdeenentwintig (121) dagen na de Datum van Toekenning
1e uitoefendatum:    Drie (3) volledige kalenderjaren na de Datum van Aanbod (Bv., indien de Datum van Aanbod in 2022 valt, is de 1e uitoefendatum 1 januari 2026)

Gelieve één optie aan te tikken:
1.    AANVAARDING VAN AANDELENOPTIES BINNEN 60 DAGEN

☐ Ik aanvaard de toekenning van de aandelenopties (“stock options”) die me werden aangeboden op de Datum van Aanbod.
Ik begrijp en aanvaard dat ik - door het tekenen van dit formulier en het binnen 60 dagen na de Datum van Aanbod, ttz vóór of op de Aanvaardingsdatum, aan EMEIA HR Representative te doen toekomen - op de Aanvaardingsdatum Belgische loonbelasting(*) zal betalen op 23% van de waarde van de onderliggende aandelen op de Datum van Aanbod.
2.    AANVAARDING VAN AANDELENOPTIES MET VERBINTENIS BINNEN 60 DAGEN
OF:
☐ Ik aanvaard de toekenning van de aandelenopties (“stock options”) die me werden aangeboden op de Datum van Aanbod.
Ik begrijp en aanvaard dat ik - door het tekenen van dit formulier en het binnen 60 dagen na de Datum van Aanbod, ttz vóór of op de Aanvaardingsdatum, aan EMEIA HR Representative te doen toekomen - op de Aanvaardingsdatum Belgische loonbelasting(*) zal betalen met betrekking tot de aandelenopties.
Verder bevestig ik hierbij dat ik de aandelenopties niet zal uitoefenen vóór de 1e uitoefendatum noch de aandelenopties zal overdragen. Deze toezegging wordt gedaan, verwijzend naar artikel 43 van de wet van 26 Maart 1999, met het oog op het toepassen van een verminderde belastbare waarde van 11.5% van de waarde van de onderliggende aandelen op de Datum van Aanbod.
OF:
3.    AANVAARDING VAN AANDELENOPTIES TUSSEN AANVAARDINGSDATUM EN ANNULERINGSDATUM
☐ Ik bevestig een toekenning te hebben ontvangen van aandelenopties (“stock options”) die me werden aangeboden op de Datum van Aanbod .
Ik werd ervan op de hoogte gesteld dat indien ik de aanvaardingsbrief zou ondertekenen vóór of op de Aanvaardingsdatum, ik met betrekking tot de aandelenopties belast zou worden op het moment van de Aanvaardingsdatum en dit op basis van 23% of 11.5% van de waarde van de onderliggende aandelen, afhankelijk van mijn niet dan wel akkoord gaan om de aandelenopties niet uit te kunnen uitoefenen vóór de 1e uitoefendatum en mijn niet dan wel akkoord gaan om de aandelenopties niet te kunnen overdragen. Ik begrijp dat zelfs indien ik niet akkoord ga om de aandelenopties niet over te dragen overeenkomstig dit document, de aandelenopties onderworpen zjin aan enige andere overdrachtsbeperking uiteengezet in het Allegion plc Incentive Stock Plan van 2013.
Ik begrijp en aanvaard dat door het tekenen van dit formulier en het aan EMEIA HR Representative te doen toekomen na de Aanvaardingsdatum het toegekende voordeel niet op de Aanvaardingsdatum belastbaar is, maar, krachtens de op het moment van toekenning in voege zijnde praktijk van de Belgische belastingautoriteiten, belastbaar wordt op het moment van uitoefening van de aandelenopties. (*) Het belastbaar voordeel zal berekend worden op basis van het verschil tussen de “Fair Market Value” van de aandelen op het moment van uitoefening en de uitoefenprijs.

Ik begrijp en aanvaard dat indien ik dit formulier niet onderteken en terugbezorg aan EMEIA HR Representative vóór de Annuleringsdatum, de toekenning van aandelenopties kan worden geannuleerd.

Naam: Handtekening:
Datum

(*) In alle drie gevallen zal het belastbaar voordeel worden belast aan uw marginale belastingvoet. Dit voordeel kan mogelijks ook onderworpen zijn aan Belgische sociale zekerheidsbijdragen afhankelijk van de feiten en omstandigheden.

De Vennootschap geeft géén belasting advies. U bent verantwoordelijk om zonodig onafhankelijk belasting advies in te winnen.

Canada
Form of Payment for Options. Due to legal restrictions in Canada, Participant may not pay the exercise price or Tax-Related Items by surrendering Shares that he or she already owns or by attesting to the ownership of Shares.
Termination of Employment. This provision replaces Section 6(k) of the Award Agreement:
For purposes of the Option, Participant's employment or other service relationship will be considered terminated, and Participant's right (if any) to earn, seek damages in lieu of, vest in, exercise, or otherwise benefit from any portion of the Option pursuant to this Award Agreement will be measured by, the date that is the earliest of:
i.the date Participant's employment with the Employer is terminated for any reason; and
ii.the date Participant receives written notice of termination from the Employer;
regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting or extended exercisability for that portion of time before the date on which Participant's right to vest in or exercise the Option terminates, nor will Participant be entitled to any compensation for lost vesting or exercisability.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or exercisability during a statutory notice period, Participant's right to vest in or exercise the Option, if any, will terminate effective upon the expiry of the minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting or extended exercisability if the Vesting Date or exercisability period falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting or exercisability. In any event, if employment standards legislation explicitly requires continued vesting or exercisability during a statutory notice period, then the additional vesting and exercisability provided under Section 3 is deemed to be inclusive of any entitlements that arise during the applicable statutory notice period.
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through UBS or such other broker designated under the Plan, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Company’s ordinary shares are currently traded on the New York Stock Exchange which is located outside of Canada, under the ticker symbol “ALLE” and Shares acquired under the Plan may be sold through this exchange.
Foreign Asset/Account Reporting Information. Participant is required to report his or her foreign specified property, including Shares and rights to receive Shares (e.g., Options), on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. Options must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by Participant. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
The following provisions will apply to Participant if he or she is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Award Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. This provision supplements Section 8 of the Award Agreement:
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, its Affiliates and UBS (or any other stock plan service provider that may be selected by the Company to assist with the Plan) to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Affiliates to record such information and to keep such information in Participant’s employee file. Participant acknowledges and agrees that Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, Participant also acknowledges and authorizes the Company, the Employer, UBS, and any other Affiliates involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.
China
Termination of Employment. The following provision replaces Section 3 of the Award Agreement:
Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)    General
If Participant’s employment terminates due to any reason or in any circumstances not specified in Sections 3(b) through (g) below, Participant’s right to exercise vested Options will expire 90 days following termination of active employment and all unvested Options shall be cancelled as of the date of termination of active employment.
(b)    Group Termination
If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), any unvested Options that would have vested within 12 months following such termination of active employment shall become fully vested, all other unvested Options shall be cancelled as of the date of termination of active employment and all vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by the State Administration of Foreign Exchange (“SAFE”), not to exceed 3 years) following termination of active employment.
(c)    Job Elimination / Change / Relocation
If Participant’s employment terminates involuntarily by reason of job elimination, substantial change in the nature of Participant’s position or job relocation, Participant shall have 6 months (or such longer period as may be permitted by SAFE, not to exceed 1 year) from the date of termination of active employment to exercise vested Options  and all unvested Options will be cancelled as of the date of termination of active employment.

(d)    Termination Due to Disability
If Participant’s employment terminates due to Disability, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 3 years) following termination of employment.
(e)    Termination Due to Retirement
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 5 years) following termination of employment.
(f)    Termination Due to Death
Notwithstanding the provisions of Section 3(e) above, if Participant’s employment terminates due to death, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 3 years) following termination of employment.
(g)    Termination for Cause
In the event Participant’s employment is terminated for Cause, all Options, whether vested or unvested, shall be cancelled immediately upon termination of active employment.
(h)    Expiration of Options
Notwithstanding the provisions of Sections 3(a) through (g) above, in no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.
Form of Payment for Options. To facilitate compliance with any applicable laws or regulations in China, Participant will be required to pay the exercise price through the delivery of irrevocable instructions to a broker to sell all of the Shares obtained upon exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased. The remaining proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with any applicable exchange control laws and regulations. The Company reserves the right to allow additional forms of payment depending on the development of local law.
Exchange Control Restrictions. Participant understands and agrees that, if he or she is a national of the People’s Republic of China (the “PRC”) and subject to exchange control restrictions in China, he or she will be required to immediately repatriate the proceeds of the sale of Shares to China. Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Participant’s personal account.
Participant also understands that the Company will deliver any sale proceeds to Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Participant.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
France
Option Not Tax-Qualified. The Option is not intended to be French tax-qualified.
Termination Due to Retirement. This provision replaces Section 3(e) of the Award Agreement:

Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Language Consent. In accepting the Option, Participant confirms having read and understood the documents relating to the Option (the Plan and the Award Agreement including this Appendix), which were provided in English. Participant accepts the terms of those documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan, le Contrat d’Attribution incluant cette Annexe), qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.
Foreign Asset/Account Reporting Information. Participant is required to report any Shares and foreign bank accounts, including accounts closed during the tax year, to the French tax authorities when filing his or her annual tax return.
Germany
Termination Due to Retirement. This provision replaces Section 3(e) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Exchange Control Information. Participant must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). The report must be filed electronically by the 5th day of the month following the month in which the payment occurred. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de). Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
Ireland
Termination Due to Retirement. This provision replaces Section 3(e) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Director Notification Information. Directors, shadow directors1 or secretaries of the Company or an Irish Affiliate, whose interests in the Company represent more than 1% of the Company’s voting share capital, must notify the Company or the Irish Affiliate, as applicable, in writing when (i) receiving or disposing of an interest in the Company (e.g., Option, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children of such individuals (whose interests will be attributed to the director, shadow director or secretary).
Italy
1 A shadow director is an individual who is not on the board of directors of the Company or the Irish Affiliate but who has sufficient control so that the board of directors of the Company or the Irish Affiliate, as applicable, acts in accordance with the directions and instructions of the individual.

Termination Due to Retirement. This provision replaces Section 3(e) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Document Acknowledgment. By accepting the Option, Participant acknowledges that he or she has received a copy of, and has reviewed the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix.
Participant further acknowledges that Participant has read and specifically and expressly agrees to the following provisions of the Award Agreement: (i) Responsibility for Taxes; (ii) Electronic Delivery and Participation; (iii) Recoupment Provision; and (iv) Choice of Law and Venue.
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad and/or foreign financial assets (including Shares and cash) which may generate income taxable in Italy are required to report such investments and assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. These reporting obligations also apply to Italian residents who are the beneficial owners of the investments abroad or foreign financial assets under Italian money laundering provisions. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
Mexico
Labor Law Policy and Acknowledgment. By accepting the Option, Participant expressly recognizes that Allegion plc, with registered offices at Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is either Allegion de Mexico, S. de R.L. de C.V. or Schlage de Mexico SA de CV (“Allegion-Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Allegion-Mexico, and do not form part of the employment conditions and/or benefits provided by Allegion-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Plan Document Acknowledgment. By accepting the Option, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement. In addition, by accepting the Option, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 6 of the Award Agreement (“Nature of the Grant.”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii)

participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Affiliate is responsible for any decrease in the value of the Shares underlying the Option.
Política de la Ley Laboral y Reconocimiento. Al aceptar la Opción, el Participante reconoce expresamente que Allegion plc, con oficinas registradas ubicadas a Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es Allegion de Mexico, S. de R.L. de C.V. o Schlage de Mexico SA de CV (“Allegion-México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante y Allegion-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Allegion-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
Reconocimiento de Documentos del Plan. Al aceptar la Opción, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Acuerdo de Concesión en su totalidad y entiende y acepta los términos del Plan y del Acuerdo de Concesión. Adicionalmente, al aceptar la Opción, el Participante reconoce que ha leído y específica y expresamente aprueba los términos y condiciones del Sección 6 del Acuerdo de Concesión (denominado “Naturaleza de la Concesión”), donde claramente se establece que (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni el Patrón ni su Afiliada es responsable por el decremento en el valor de las acciones de la Opción.
Securities Law Information. The Option and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the Option may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Allegion-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Switzerland
Securities Law Information. Neither this Award Agreement nor any other materials relating to the Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a Participant; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
United Arab Emirates

Securities Law Information. Options are available only for select employees of the Company and its Affiliates and are in the nature of providing employee incentives in the United Arab Emirates. The Award Agreement (including the Appendix), the Plan and other incidental communication materials are intended for distribution only to eligible employees for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.
The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the Options. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Award Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.
The securities to which this Award Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.
Residents of the United Arab Emirates who do not understand or have questions regarding this Award Agreement (including the Appendix) or the Plan should consult an authorized financial adviser.
United Kingdom (the “U.K.”)
Termination Due to Retirement. This provision replaces Section 3(e) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) through (d) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Responsibility for Taxes. This provision supplements Section 5 of the Award Agreement:
Without limitation to Section 5 of the Award Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an executive officer or director and the income tax is not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, the amount of any employee national insurance contributions due on this additional benefit.
United States
Foreign Asset / Account Reporting Information. Under the Foreign Account Tax Compliance Act (“FATCA”), U.S. taxpayers who hold Shares or rights to acquire Shares (e.g., Options) may be required to report certain information related to their holdings to the extent the aggregate value of the Option/Shares exceed certain thresholds (depending on Participant’s filing status) with Participant’s annual tax return. Participant should consult with Participant’s personal tax or legal advisor regarding any FATCA reporting requirements with respect to the Option or any Shares acquired upon exercise of the Option. In addition, Report of Foreign Bank and Financial Account (“FBAR”) requirements may also apply to Participant if Participant hold assets, such as Shares, outside the U.S.